Exhibit 99.1

NEWS RELEASE

MetroCorp Bancshares, Inc. Announces 2013 First Quarter Results

Net Income of $3.0 Million - 9.4% Improvement Over 2012

EPS of $0.16 per Diluted Share.

Nonperforming Assets Declined.

HOUSTON, TEXAS – (April 19, 2013), MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the operating results for the first quarter of 2013.

Financial Highlights

●	Net income of $3.0 million for the first quarter of 2013 improved 9.4% from $2.8 million for the first quarter of 2012.
●

As a result of the TARP preferred stock repurchased in 2012, net income available to common shareholders of $3.0 million for the first quarter of 2013 increased 39.5% from $2.2 million for the first quarter of 2012.

●	Earnings per diluted share for the first quarter of 2013 was $0.16 (on 18.7 million diluted shares) compared with $0.16 (on 13.3 million diluted shares) for first quarter of 2012.
●	Total loans grew $24.4 million to $1.12 billion at March 31, 2013 compared with $1.10 billion at December 31, 2012.
●

Total nonperforming assets (“NPA”) at March 31, 2013 declined $7.8 million or 18.7% on a linked quarter basis to $33.8 million compared with $41.5 million at December 31, 2012, or declined $23.7 million or 41.2% compared with $57.4 million at March 31, 2012.

●	Subsequent to March 31, 2013, NPA was further reduced by an additional $6.3 million.
●	The ratio of nonperforming assets to total assets declined to 2.13% at March 31, 2013 compared with 2.73% at December 31, 2012, and 3.83% at March 31, 2012.
●	Net charge-offs of $1.3 million for the first quarter of 2013 were 0.12% of total loans, compared with $60,000 for fourth quarter 2012, and $655,000 for the first quarter of 2012.
●	Provision for loan losses was a reversal of ($450,000) for first quarter 2013 compared with a reversal of ($890,000) for fourth quarter 2012, and a provision of $400,000 for first quarter 2012.
●	The ratio of the allowance for loan losses to total loans at March 31, 2013 was 2.03% compared with 2.23% at December 31, 2012 and 2.68% at March 31, 2012.
●	Net interest margin was 3.61% for the first quarter of 2013 compared with 3.78% for the fourth quarter of 2012, and 3.93% for the first quarter of 2012.
●	Total risk-based capital ratio was 17.75% at March 31, 2013 compared with 17.95% at December 31, 2012.

George M. Lee, Co-Chairman, President and CEO of MetroCorp Bancshares, Inc. stated, “Management is pleased with and encouraged by the Company’s first quarter 2013 performance. Key financial trends and results in terms of earnings, asset quality, loan growth and capital ratios improved overall as compared with the fourth quarter of 2012 and the first quarter of 2012. As reported in the preceding “Financial Highlights” section above, the Company has made meaningful progress in all areas of performance. We have met and in some cases exceeded our objectives, especially with respect to asset quality improvement.

“NPA declined $7.8 million during the first quarter 2013, and the ratio of NPA to total assets declined to 2.13% as of March 31, 2013, closing in on the 2% target we previously set for the fourth quarter 2013. Moreover, subsequent to March 31, 2013, management was very pleased to complete two other major NPA transactions and further reduce NPA by $6.3 million. These two subsequent reductions of nonaccrual loans included a payoff of a $4.9 million loan and a note sale of $1.4 million. With the additional reductions, the Company’s NPA to total assets ratio would be below our 2% target.

“Loan growth of $24.4 million (8.9% on an annualized basis) between the quarters ending December 31, 2012 and March 31, 2013 was on pace with management’s target of annualized high single digit growth. Barring any unforeseen macro economic crisis, the Company expects the same encouraging trend to continue. We are looking forward to a new era of growth and progress.”

Interest income and expense

Net interest income for the three months ended March 31, 2013 was $12.8 million, a decrease of $822,000 or 6.0% compared with $13.6 million for the same period in 2012, primarily due to a decline in the yield on loans, partially offset by lower cost and volume of deposits. On a linked-quarter basis, net interest income decreased $480,000 compared with the three months ended December 31, 2012.

The net interest margin for the three months ended March 31, 2013 was 3.61%, a decrease of 32 basis points compared with 3.93% for the same period in 2012. The yield on average earning assets decreased 50 basis points, and the cost of average earning assets decreased 18 basis points for the same periods. On a linked-quarter basis, the net interest margin for the three months ended March 31, 2013 decreased 17 basis points compared with 3.78% for the three months ended December 31, 2012. The yield on average earning assets decreased 18 basis points, and the cost of average earning assets decreased one basis point compared with the yields at December 31, 2012.

Interest income for the three months ended March 31, 2013 was $15.0 million, down $1.4 million or 8.4% compared with $16.4 million for the same period in 2012, primarily due to lower yield on loans and securities, partially offset by an increase in the volume of loans. Average earning assets increased $44.5 million or 3.2% to $1.44 billion for the first quarter of 2013, compared with $1.40 billion for the same period in 2012. Average total loans increased $46.7 million or 4.5% to $1.10 billion for the first quarter of 2013 compared with $1.05 billion for the first quarter of 2012. The yield on average earning assets for the first quarter of 2013 was 4.23% compared with 4.73% for the first quarter of 2012.

Interest expense for the three months ended March 31, 2013 was $2.2 million, down $559,000 or 20.3% compared with $2.8 million for the same period in 2012, primarily due to lower cost on savings, money market and time deposit accounts. Average interest-bearing deposits were $974.5 million for the first quarter of 2013, a decrease of $26.4 million or 2.6% compared with $1.00 billion for the same period of 2012. The cost of interest-bearing deposits for the first quarter of 2013 was 0.68% compared with 0.87% for the first quarter of 2012. Average other borrowings, excluding junior subordinated debentures, were $28.8 million for the first quarter of 2013, an increase of $2.8 million or 10.9% compared with $26.0 million for the first quarter of 2012. The cost of other borrowings for the first quarter of 2013 was 3.28% compared with 3.82% for the first quarter of 2012.

Noninterest income and expense

Noninterest income for the three months ended March 31, 2013 was $1.7 million, a decrease of $153,000 or 8.5% compared with $1.8 million for the same period in 2012. The decrease for the three months ended March 31, 2013 was primarily due to a decline in service fees.

Noninterest expense for the three months ended March 31, 2013 was $10.3 million, a decrease of $631,000 or 5.8% compared with $10.9 million for the same period in 2012. The decrease was mainly the result of $974,000 in net gains on sales of ORE properties as well as a decline in ORE expenses, but partially offset by increases in other noninterest expense and salaries and employee benefits. Other noninterest expense increased primarily due to an increase in data processing expenses as a result of a core processing system conversion, and increases in the provision for unfunded commitments and operational losses.

Salaries and employee benefits expense for the three months ended March 31, 2013 was $6.3 million, an increase of $371,000 or 6.3% compared with $5.9 million for the same period in 2012. The increase was primarily due to increased headcount and share-based compensation costs.

Provision for loan losses

The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

	March 31, 2013	December 31, 2012	March 31, 2012
	(dollars in thousands)
Allowance for Loan Losses
Balance at beginning of quarter	$24,592	$25,542	$28,321
(Reduction in) provision for loan losses for quarter	(450)	(890)	400
Net charge-offs for quarter	(1,310)	(60)	(655)
Balance at end of quarter	$22,832	$24,592	$28,066

Total loans	$1,124,716	$1,100,337	$1,046,549
Allowance for loan losses to total loans	2.03%	2.23%	2.68%
Net charge-offs to total loans	(0.12)%	(0.01)%	(0.06)%

The (reduction in) provision for loan losses for the three months ended March 31, 2013 was a reversal of ($450,000), a decrease of $850,000 compared with a provision of $400,000 for the same period in 2012, primarily as a result of a reduction in nonperforming and classified assets.

Net charge-offs for the three months ended March 31, 2013 were $1.3 million or 0.12% of total loans compared with net charge-offs of $655,000 or 0.06% of total loans for the same period in 2012. The net charge-offs for the first quarter of 2013 consisted of $921,000 in loans from Texas and $389,000 in loans from California.

Asset Quality

The following table summarizes nonperforming assets as of the dates indicated:

	March 31, 2013	December 31, 2012	March 31, 2012
	(dollars in thousands)
Nonperforming Assets
Nonaccrual loans	$17,501	$23,568	$25,704
Accruing loans 90 days or more past due	-	-	-
Troubled debt restructurings - accruing	-	400	-
Troubled debt restructurings - nonaccruing	4,098	5,014	16,073
Other real estate (“ORE”)	12,152	12,555	15,638
Total nonperforming assets	$33,751	$41,537	$57,415

Total nonperforming assets to total assets	2.13%	2.73%	3.83%

Total nonperforming assets at March 31, 2013 were $33.8 million ($25.9 million from Texas and $7.9 million from California) compared with $41.5 million at December 31, 2012 ($32.5 million from Texas and $9.0 million from California), a decrease of $7.8 million or 18.7%. The ratio of total nonperforming assets to total assets decreased to 2.13% at March 31, 2013 from 2.73% at December 31, 2012. The decrease in nonperforming assets in Texas consisted primarily of declines of $5.7 million in nonaccrual loans, $871,000 in nonaccrual troubled debt restructurings (“TDRs”), and a net reduction of $64,000 in ORE. In Texas, nonaccrual loans including nonaccrual TDRs decreased primarily due to a $6.7 million loan transfer to ORE and $1.0 million in charge-offs, but partially offset by the addition of three loans totaling approximately $878,000. The decrease in nonperforming assets in California primarily consisted of decreases of $354,000 in nonaccrual loans, $400,000 in accruing TDRs, $45,000 in nonaccrual TDRs and $340,000 in ORE.

ORE at March 31, 2013 decreased $403,000 compared with December 31, 2012, which included a net reduction of $64,000 in Texas and $340,000 in California. The decrease in Texas was primarily the result of a $6.7 million loan transferred to ORE but was subsequently sold during first quarter 2013, and writedowns of two other properties. The decrease in California was primarily the result of the sale of two properties.

Approximately $21.5 million or 99.3% of nonaccrual loans and nonaccruing TDRs at March 31, 2013, are collateralized by real estate. Management is closely monitoring the loan portfolio and actively working on problem loan resolutions; however, uncertain economic conditions could further impact the loan portfolio.

Management conference call. On Monday, April 22, 2013, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the first quarter 2013 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Shareholder.com and can be accessed at MetroCorp’s web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc. provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of March 31, 2013, the Company had consolidated assets of $1.6 billion. For more information, visit the Company’s web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company’s control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company’s net interest margin or result in increased loan prepayments; (3) the failure of or changes in management’s assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company’s primary market areas; (5) increased credit risk in the Company’s assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio; (6) increased asset levels and changes in the composition of assets and the resulting impact on the Company’s capital levels and regulatory capital ratios; (7) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry, or possible noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statues and regulations; (8) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Formal Agreement between MetroBank and the Office of the Comptroller of the Currency; (9) increases in the level of nonperforming assets; (10) changes in the availability of funds which could increase costs or decrease liquidity or impair the Company’s ability to raise additional capital; (11) the effects of competition from other financial institutions operating in the Company’s market areas and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (12) changes in accounting principles, policies or guidelines; (13) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company’s securities portfolio; (14) the incurrence and possible impairment of goodwill associated with an acquisition; (15) the timing, impact and other uncertainties of the Company’s ability to enter new markets successfully and capitalize on growth opportunities; (16) the inability to fully realize the Company’s net deferred tax asset; (17) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace, or potential interruptions or breaches in security of the Company’s information systems; (18) potential environmental risk and associated cost on the Company's foreclosed real estate assets; and (19) the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company’s 2012 Annual Report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

For more information contact:

MetroCorp Bancshares, Inc., Houston

George Lee, Executive Vice Chairman, President & CEO, (713) 776-3876, or

David Choi, Executive Vice President& CFO, (713) 776-3876

MetroCorp Bancshares, Inc.

(In thousands, except share amounts)

(Unaudited)

	March 31,	December 31,
	2013	2012
Consolidated Balance Sheets
Assets
Cash and due from banks	$25,013	$31,203
Federal funds sold and other short-term investments	163,282	128,246
Total cash and cash equivalents	188,295	159,449
Interest-bearing time deposits in banks	$15,354	15,321
Securities available-for-sale, at fair value	180,672	164,048
Securities held-to-maturity, at cost (fair value of $4,670 and $4,757 at March 31, 2013 and December 31, 2012, respectively)	4,046	4,046
Other investments	5,413	5,592
Loans, net of allowance for loan losses of $22,832 and $24,592 at March 31, 2013 and December 31, 2012, respectively	1,101,884	1,075,745
Accrued interest receivable	3,680	4,120
Premises and equipment, net	3,948	4,046
Goodwill	14,327	14,327
Deferred tax asset	12,676	13,110
Customers' liability on acceptances	4,914	7,045
Foreclosed assets, net	12,152	12,555
Cash value of bank owned life insurance	33,120	32,794
Prepaid FDIC assessment	3,001	3,439
Other assets	3,754	4,175
Total assets	$1,587,236	$1,519,812

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$318,912	$309,696
Interest-bearing	1,009,140	957,334
Total deposits	1,328,052	1,267,030
Junior subordinated debentures	36,083	36,083
Other borrowings	30,000	25,000
Accrued interest payable	274	233
Acceptances outstanding	4,914	7,045
Other liabilities	8,390	7,390
Total liabilities	1,407,713	1,342,781
Commitments and contingencies	-	-
Shareholders' Equity:
Common stock, $1.00 par value, 50,000,000 shares authorized; 18,766,765 shares issued; 18,725,901 and 18,746,385 shares outstanding at March 31, 2013 and December 31, 2012, respectively	18,767	18,767
Additional paid-in-capital	75,019	74,998
Retained earnings	85,908	82,881
Accumulated other comprehensive income	221	567
Treasury stock, at cost	(392)	(182)
Total shareholders' equity	179,523	177,031
Total liabilities and shareholders' equity	$1,587,236	$1,519,812

Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$17,501	$23,568
Accruing loans 90 days or more past due	-	-
Troubled debt restructurings - accrual	-	400
Troubled debt restructurings - nonaccrual	4,098	5,014
Other real estate ("ORE")	12,152	12,556
Total nonperforming assets	33,751	41,538

Total nonperforming assets to total assets	2.13%	2.73%
Total nonperforming assets to total loans and ORE	2.97%	3.73%
Allowance for loan losses to total loans	2.03%	2.23%
Allowance for loan losses to total nonperforming loans	105.71%	84.85%
Net year-to-date charge-offs to total loans	0.12%	0.29%
Net year-to-date charge-offs	$1,310	$3,139
Total loans to total deposits	84.69%	86.84%

MetroCorp Bancshares, Inc.

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2013	2012
Average Balance Sheet Data
Total assets	$1,537,079	$1,493,413
Securities	167,024	184,531
Total loans	1,095,386	1,048,717
Allowance for loan losses	(24,262)	(28,707)
Net loans	1,071,124	1,020,010
Total interest-earning assets	1,439,870	1,395,329
Total deposits	1,280,553	1,247,878
Other borrowings and junior subordinated debt	64,916	62,090
Total shareholders' equity	178,523	167,029

Income Statement Data
Interest income:
Loans	$13,829	$14,999
Securities:
Taxable	791	1,027
Tax-exempt	147	117
Federal funds sold and other short-term investments	250	255
Total interest income	15,017	16,398
Interest expense:
Time deposits	1,219	1,536
Demand and savings deposits	427	635
Other borrowings	549	583
Total interest expense	2,195	2,754
Net interest income	12,822	13,644
(Reduction in) provision for loan losses	(450)	400
Net interest income after provision for loan losses	13,272	13,244
Noninterest income:
Service fees	909	1,117
Other loan-related fees	130	70
Letters of credit commissions and fees	199	197
Gain on securities, net	14	12
Total other-than-temporary impairment ("OTTI") on securities	(40)	(39)
Less: Noncredit portion of "OTTI"	(13)	-
Net impairments on securities	(27)	(39)
Other noninterest income	425	446
Total noninterest income	1,650	1,803
Noninterest expense:
Salaries and employee benefits	6,292	5,921
Occupancy and equipment	1,650	1,689
Foreclosed assets, net	(841)	1,001
FDIC assessment	460	397
Other noninterest expense	2,741	1,925
Total noninterest expense	10,302	10,933
Income before provision for income taxes	4,620	4,114
Provision for income taxes	1,593	1,346
Net income	$3,027	$2,768

Dividends and discount - preferred stock	-	(598)
Net income available to common shareholders	$3,027	$2,170

Per Share Data
Earnings per share - basic	$0.17	$0.16
Earnings per share - diluted	0.16	$0.16
Weighted average shares outstanding:
Basic	18,332	13,169
Diluted	18,723	13,309
Dividends per common share	$-	$-

Performance Ratio Data
Return on average assets	0.80%	0.75%
Return on average shareholders' equity	6.88%	6.67%
Net interest margin	3.61%	3.93%
Efficiency ratio (1)	77.49%	66.96%
Equity to assets (average)	11.61%	11.18%

(1) The efficiency ratio is calculated by dividing total noninterest expense, excluding loan loss provisions, goodwill impairment, provisions for unfunded commitments, writedowns on foreclosed assets and gains and losses on sales of foreclosed assets, by net interest income plus noninterest income, excluding impairment on securities.